Ex. 10.1

TERM LOAN FACILITIES CREDIT AGREEMENT

dated as of

April 30, 2012

among

Central European Media Enterprises Ltd.
as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and

Time Warner Inc.,
as Administrative Agent

i

SCHEDULES:

Schedule 2.01	-	Commitments
Schedule 3.09	-	No Filing or Stamp Tax

EXHIBITS:

Exhibit A	-	Form of Guarantee
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Form of Term Loan Note

ii

TERM LOAN FACILITIES CREDIT AGREEMENT

This Term Loan Facilities Credit Agreement (this “Agreement”), dated as of April 30, 2012, is among CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., a company incorporated under the laws of Bermuda (the “Borrower” or “Parent”), the Lenders party hereto from time to time, and TIME WARNER INC., a Delaware corporation, as Administrative Agent (the “Administrative Agent”).

In consideration of the mutual promises contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01         Defined Terms.  Except as otherwise provided herein, as used in this Agreement, the following terms have the meanings specified below:

“2013 Debt Tender Offer” means the debt tender offer conducted by the Parent with respect to Indebtedness under its 2013 Notes in exchange for cash.

“2013 Notes” means the 3.50% Senior Convertible Notes due 2013 issued by the Parent under the 2013 Notes Indenture.

“2013 Notes Indenture” means the Indenture dated as of March 10, 2008, among the Parent, as Issuer, the subsidiary guarantors party thereto and The Bank of New York, as Trustee, governing the 2013 Notes.

“2014 Debt Tender Offer” means the debt tender offer conducted by the Parent with respect to Indebtedness under its 2014 Notes in exchange for cash.

“2014 Notes” means the Senor Floating Rate Notes due 2014 issued by the Parent under the 2014 Notes Indenture.

“2014 Notes Indenture” means the Indenture dated as of May 16, 2007, among the Parent, as Issuer, the subsidiary guarantors party thereto and BNY Corporate Trustee Services Limited, as Trustee, governing the 2014 Notes.

“2015 Notes” means the Senior Convertible Notes due 2015 issued by the Parent under the 2015 Notes Indenture.

“2015 Notes Indenture” means the Indenture dated as of February 18, 2011, among  the Parent, as Issuer, the subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as Trustee, governing the 2015 Notes.

“2016 Debt Tender Offer” means the debt tender offer conducted by the Parent with respect to Indebtedness under its 2016 Notes in exchange for cash.

“2016 Notes” means the Senior Notes due 2016 issued by the Parent under the 2016 Notes Indenture.

“2016 Notes Indenture” means the Indenture dated as of September 17, 2009, among the Parent, as Issuer, the subsidiary guarantors party thereto and The Bank of New York Mellon, as Trustee, governing the 2016 Notes.

“2017 Notes” means the Senior Secured Notes due 2017 issued by Opco under the 2017 Notes Indenture.

“2017 Notes Indenture” means the Indenture dated as of October 21, 2010, among Opco, as Issuer, the guarantors party thereto and Citibank, N.A., London Branch, as Trustee, governing the 2017 Notes.

“Act” has the meaning set forth in Section 8.15.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means, with respect to any Tranche, the aggregate amount of all of the Lenders’ Commitments under such Tranche.

“Agreement” has the meaning specified in the preamble hereto.

“Assignment and Assumption” means an assignment and assumption entered into by an assigning Lender and an assignee (with the consent of any party whose consent is required by Section 8.04) in form and substance reasonably satisfactory to such assigning Lender and any assignee.

“Bankruptcy Law” has the meaning set forth in Section 6.01(g).

“Basel III” means “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems”, “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer” published by the Basel Committee on 16 December 2010, and any other finalized form of standards published by the Basel Committee that addresses such proposals.

“Basel Committee” means the Basel Committee on Banking Supervision.

“Board” means the board of directors of the Borrower, or any committee thereof duly authorized to act on behalf of the board of directors.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing Material Adverse Effect” or “Borrowing Material Adverse Change” means, with respect to the Borrower, any effect, event, development or change that, individually or together with any other event, development or change, is or is reasonably expected to (A) be materially adverse to the business, assets, results of operations or financial condition of the Borrower and the Borrower’s Subsidiaries, taken as a whole or (B) prevent or materially impair or materially delay the ability of the Borrower to consummate the transactions contemplated by this Agreement or to otherwise perform its obligations under this Agreement; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Borrowing Material Adverse Effect or a Borrowing Material Adverse Change: (a) a change in the market price or trading volume of the Class A Common Shares (provided that the underlying changes, events, occurrences, state of facts or developments that caused or contributed to any such change may otherwise be taken into consideration in determining whether a Borrowing Material Adverse Effect or Borrowing Material Adverse Change has occurred); (b) (i) changes in conditions in the global economy, the economies of the countries in which the Borrower and the Borrower’s Subsidiaries operate or the capital or financial markets generally, including changes in exchange rates; (ii) changes in applicable Laws (provided that such changes in Laws do not result in the cancellation of any broadcast license(s) or franchise(s) to which the Borrower or any of its Subsidiaries is a party or by which any of their properties or assets are bound the cancellation of which would be material as indicated therein) or national or international political conditions (including hostilities or terrorist attack); or (iii) changes generally affecting the industry in which the Borrower and the Borrower’s Subsidiaries operate; in each case with respect to clauses (i), (ii) and (iii), to the extent such changes or developments referred to therein do not have a disproportionate impact on the Borrower and its Subsidiaries, taken as a whole, relative to other industry participants; (c) changes in United States generally accepted accounting principles or other accounting principles after the date hereof; (d) the negotiation, execution, announcement or pendency of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, mortgage brokers, investors, venture partners or employees, to the extent such changes or developments can be directly attributed to the announcement or performance of this Agreement and the transactions contemplated hereby; (e) natural disasters; (f) any affirmative action knowingly taken by the Lenders or the Administrative Agent that could reasonably be expected to give rise to a Borrowing Material Adverse Effect (without giving effect to this clause (f) in the definition thereof); (g) any action taken by the Borrower at the request or with the express consent of the Lenders or the Administrative Agent; and (h) with respect to Section 4.01(l) only, any adverse effect, event, development or change to the business, results of operations or financial condition of the Borrower or the Borrower’s Subsidiaries that is cured before the relevant Effective Date.

“Borrowing Request” means a request by the Borrower for a Loan in accordance with Section 2.03, and being in the form of attached Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City, London, Prague, Frankfurt or Amsterdam are authorized or required by law to remain closed.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, adoption or application thereof by any Governmental Authority or (c) the making or issuance of, and compliance by the relevant Lender with, any request, rule guideline or directive (whether or not having the force of law) by any Governmental Authority.  Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, are deemed to have been introduced or adopted after the Signing Date, regardless of the date enacted or adopted.

“Change of Control” shall be deemed to occur upon the occurrence of any one or more of the following:

(a)           any “person” or “group” of related persons, other than one or more Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total power of voting stock of the Borrower and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the voting stock of the Borrower than such person or group;

(b)           the sale, lease, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any person other than a Permitted Holder;

(c)           the first day on which a majority of the members of the board of directors of the Borrower are not Continuing Directors;

(d)           the adoption by the shareholders of the Borrower of a plan relating to the liquidation or dissolution of the Borrower; or

(e)           a “Change of Control” (as such term is defined in the Incorporated Opco Credit Facility) occurs.

For purposes of this definition: (a) “person” and “group” have the meanings they have in Sections 13(d) and 14(d) of the Exchange Act; (b) “beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time; (c) a person will be deemed to beneficially own any voting stock of an entity held by a parent entity, if such person is the beneficial owner, directly or indirectly, of more than 35% of the voting power of the voting stock of such parent entity and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the voting stock of such parent entity; and (d) a “Continuing Director” means any member of the Board who was a member of the Board on the First Effective Date or was nominated for election or was elected to the Board with the approval of Time Warner Inc. or the majority of Continuing Directors who were members of the Board at the time of such nomination or election.

“Charges” has the meaning assigned to such term in Section 8.13.

“Class A Common Shares” means the shares of Class A Common Stock, par value $0.08 per share, of the Borrower, having such rights associated with such Class A Common Shares as set forth in the governing documents of the Borrower, including the Borrower’s Bye-laws, and any Equity Securities issued or issuable in exchange for or with respect to such Class A Common Shares (i) by way of dividend, split, subdivision, conversion or consolidation of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or similar transaction.

“Class B Common Shares” means the shares of Class B Common Stock, par value $0.08 per share, of the Borrower, having such rights associated with such Class B Common Shares as set forth in the governing documents of the Borrower, including the Borrower’s Bye-laws, and any Equity Securities issued or issuable in exchange for or with respect to such Class B Common Shares (i) by way of dividend, split, subdivision, conversion or consolidation of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or similar transaction.  Notwithstanding the foregoing, for purposes of this Agreement, the term “Class B Common Shares” shall never include the Class A Common Shares into which they are convertible pursuant to the Borrower’s Bye-laws.

“CME BV” means CME Media Enterprises B.V., a company organized and existing under the laws of the Netherlands.

“CME NV” means Central European Media Enterprises N.V., a company organized and existing under the laws of Curacao.

“Commitment” means, with respect to each Lender, such Lender’s Tranche A Commitment, Tranche B Commitment or Tranche C Commitment, as the context requires; provided, that the aggregate principal amount of all Commitments does not exceed $300,000,000.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender under any Tranche at any time, the sum of the outstanding principal amount of such Lender’s Tranche A Loans (in the case of Tranche A Lenders), Tranche B Loans (in the case of Tranche B Lenders) and Tranche C Loans (in the case of Tranche C Lenders), as applicable, at such time.

“Debt Tender Offer” means any of the 2013 Debt Tender Offer, the 2014 Debt Tender Offer or the 2016 Debt Tender Offer.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Determination Date” with respect to an Interest Period, will be the day that is two TARGET Settlement Days preceding the first day of such Interest Period.

“Dollars,”“$” or “US$” refers to lawful money of the United States of America.

“Effective Date” means any of the Tranche A Effective Date, the Tranche B Effective Date or the Tranche C Effective Date.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Law” means any statutory or common law, treaty, convention, directive or regulation having legal or judicial effect whether of a criminal or civil nature, concerning the environment, the preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“Equity Documents” means the Equity Purchase Agreement and the Letter Agreement.

“Equity Offering” means any issuance of equity securities by the Borrower other than: (a) to employees, officers, directors, agents or consultants of the Borrower or any Subsidiary of the Borrower pursuant to employee benefit, stock option plans, stock option exchange plans, and stock purchase plans maintained by the Borrower, in such amounts as are approved by the Board; (b) as consideration in connection with a bona fide acquisition (of assets or otherwise), merger, consolidation or amalgamation by the Borrower provided such acquisition, merger, consolidation or amalgamation has been approved by the Board; (c) in connection with splits, combination of shares, reclassification, recapitalization or like changes in capitalization; (d) the conversion of any Class B Common Shares into Class A Common Shares; or (e) any Class A Common Shares or Class B Common Shares issued upon conversion, exchange or exercise of any Equity Securities outstanding as of the date of this Agreement or issued pursuant to clause (a) above, including any Class A Common Stock issued in any privately negotiated exchange transactions for any Equity Securities.

“Equity Purchase Agreement” means the Subscription and Equity Commitment Agreement by and between Borrower and the Equity Purchaser dated as of April 30, 2012.

“Equity Purchaser” means TWMH.

“Equity Securities” means (i) shares or other equity interests (including the Class A Common Shares and the Class B Common Shares) of the Borrower and (ii) options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, shares or other equity interests of the Borrower.

“EURIBOR” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in Euros for a six-month period beginning on the day that is two TARGET Settlement Days after the Determination Date that appears on Telerate Page 248 as of 11:00 a.m., Brussels time, on the Determination Date.  If Telerate Page 248 does not include such a rate or is unavailable on a Determination Date, the Administrative Agent will request the principal London office of each of four major banks in the Euro-zone inter-bank market, as selected by the Administrative Agent, to provide such bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., Brussels time, on such Determination Date, to prime banks in the Euro-zone interbank market for deposits in a Representative Amount in Euro for a six-month period beginning on the day that is two TARGET Settlement Days after the Determination Date.  If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations.  If fewer than two such quotations are so provided, the Administrative Agent will request each of three major banks in London, as selected by the Administrative Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, for loans in a Representative Amount in Euros to leading European banks for a six-month period beginning on the day that is two TARGET Settlement Days after the Determination Date.  If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates.  If fewer than two such rates are so provided then the rate of the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“Euro” or “€” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Euro-zone” means the region comprised of member states of the European Union that adopt the Euro.

“Event of Default” has the meaning assigned to such term in Article VI.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under  Section 8.04) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, as of the date of this Agreement (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof.

“First Effective Date” means the first to occur of any of the Tranche A Effective Date, the Tranche B Effective Date or the Tranche C Effective Date.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body (including self-regulatory body), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantees” means the Guarantees issued by each Subsidiary Guarantor pursuant to this Agreement substantially in the form of Exhibit A attached hereto and “Guarantee” means any one of them.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated pursuant to any Environmental Law.

 “Incorporated Opco Credit Facility” means the Opco Credit Facility.  All references to the Incorporated Opco Credit Facility shall mean the Incorporated Opco Credit Facility as in effect on the Signing Date, without giving effect to any amendment, waiver, supplement or other modifications thereto or thereof after the Signing Date.

“Incorporated Opco Indenture” means the 2017 Notes Indenture.  All references to the Incorporated Opco Indenture shall mean the Incorporated Opco Indenture as in effect on the Signing Date, without giving effect to any amendment, waiver, supplement or other modifications thereto or thereof after the Signing Date.

“Incorporated Parent Indenture” means the 2016 Notes Indenture.  All references to the Incorporated Parent Indenture shall mean the Incorporated Parent Indenture as in effect on the Signing Date, without giving effect to any amendment, waiver, supplement or other modification thereto or thereof after the Signing Date.

“Indebtedness” has the meaning assigned to such term in the 2016 Notes Indenture as in effect on the Signing Date, without giving effect to any amendment, waiver, supplement or other modification thereto or thereof after the Signing Date.

“Indemnified Parties” has the meaning assigned to such term in Section 8.03(b).

“Indemnified Taxes” means (a) Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Indenture Covenants” means the Parent Indenture Covenants and the Opco Indenture Covenants.

“Interest Payment Date” means (a) with respect to the Tranche A Loans, September 15, 2012, (b) with respect to the Tranche B Loans, on each May 15 and November 15, commencing on the first to occur after the Tranche B Effective Date and (c) with respect to the Tranche C Loans, on each March 15 and September 15, commencing on the first to occur after the Tranche C Effective Date.

“Interest Period” means the period commencing on and including an Interest Payment Date for a Tranche B Loans and ending on and including the day immediately preceding the next succeeding Interest Payment Date for such Tranche B Loan, with the exception that the first Interest Period shall commence on and include the Tranche B Effective Date and end on and include the day before the first Interest Payment Date for the relevant Tranche B Loan.

“Interim Administrative Agent” has the meaning assigned to such term in Section 7.06.

“Judgment Currency” has the meaning assigned to such term in Section 8.16.

“Judgment Currency Conversion Date” has the meaning assigned to such term in Section 8.16.

“Last Effective Date” means the earlier to occur of (a) last to occur of the Tranche A Effective Date, the Tranche B Effective Date or the Tranche C Effective Date and (b) the Outside Date.

“Laws” means all laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees.

“Lenders” means the Tranche A Lenders, the Tranche B Lenders and the Tranche C Lenders, as applicable, and “Lender” means any one of the Lenders.

“Letter Agreement” means the letter agreement dated April 30, 2012 between the Borrower and TWMH relating to the Investor Rights Agreement dated May 18, 2009 and the exercise of certain preemptive rights thereunder by Affiliates of the Administrative Agent.

“Loan Documents” means this Agreement, each Guarantee, each Term Loan Note and all other agreements, notes, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith.

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Loans” shall mean any Term Loan made by the Lenders to the Borrower pursuant to this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of Parent and its Significant Subsidiaries in an aggregate principal amount exceeding US$25,000,000 or its foreign currency equivalent.

“Maximum Rate” has the meaning assigned to such term in Section 8.13.

“Net Cash Proceeds” means the gross cash proceeds received in an Equity Offering, less commissions, advisor fees, filing fees and other reasonable transaction fees and expenses.

“Obligation Currency” shall have the meaning assigned to such term in Section 8.16.

“Opco” means CET 21 spol. s r.o., a company incorporated and existing in the Czech Republic.

“Opco Credit Facility” means that certain Revolving Credit Facility Agreement dated as of October 21, 2010, among Opco, as borrower, the guarantors party thereto, the lenders party thereto and BNP Paribas S.A., as agent.

“Opco Credit Facility Business Day” means “Business Day” as such term is defined in the Incorporated Opco Credit Facility.

“Opco Credit Facility Covenants” has the meaning assigned to such term in Section 5.05(e).

“Opco Indenture Covenants” has the meaning assigned to such term in Section 5.05(c).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or assigned an interest in any Loan or Loan Document).

 “Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising directly from any payment made hereunder or under any other Loan Document or directly from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to an assignment request by the Borrower under Section 8.04).

“Outside Date” means October 27, 2012.

“Parent” has the meaning specified in the preamble hereto.

“Parent Indenture Covenants” has the meaning assigned to such term in Section 5.05(a).

“Participating Member State” means each state so described in any EMU Legislation.

“Permitted Holder” means (a) Time Warner Inc. and (b) partnerships, corporations, or limited liability companies which are controlled by Time Warner Inc.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Process Agent” has the meaning assigned to such term in Section 8.09(d).

“Ratio Debt Baskets” means (i) Section 4.3(a) of the 2016 Notes Indenture and (ii) Section 4.3(a) and Section 4.3(c) of the 2017 Notes Indenture, in each case of clause (i) and (ii) as in effect on the Signing Date, without giving effect to any amendment, waiver, supplement or other modification thereto or thereof after the Signing Date.

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Register” has the meaning assigned to such term in Section 8.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Representative Amount” means the greater of (a) €1,000,000 and (b) an amount that is representative for a single transaction in the relevant market at the relevant time.

“Required Lenders” means, at any time, Lenders having Credit Exposures representing more than 50% of the sum of the total Credit Exposures of all Lenders at such time.

“Responsible Officer” means a chief financial officer, deputy chief financial officer or treasurer of the Parent.

“Restricted Subsidiary” means (i) for purposes of Section 5.05(a), all Subsidiaries of the Borrower other than Subsidiaries that are designated as Unrestricted Subsidiaries in accordance with the 2016 Notes Indenture; and (ii) for purposes of Section 5.05(c), all Subsidiaries of the Borrower other than Subsidiaries that are designated as Unrestricted Subsidiaries in accordance with the Incorporated Opco Indenture.

“SEC” means the U.S. Securities and Exchange Commission.

“Significant Subsidiary” means any Subsidiary of the Parent that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X (as in effect on the First Effective Date promulgated by the SEC.

“Signing Date” means April 30, 2012.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all such ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Parent.

“Subsidiary Guarantors” means, collectively, the Tranche A Subsidiary Guarantors, the Tranche B Subsidiary Guarantors and the Tranche C Subsidiary Guarantors.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Telerate Page 248” means the display page so designated on Bridge’s Telerate Service (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor).

“Term Loan” means any Tranche A Loan, Tranche B Loan or Tranche C Loan made pursuant to Section 2.01.

“Term Loan Note” has the meaning assigned to such term in Section 2.06(e).

“Tranche” when used in reference to any Loan, refers to whether such Loan is a Tranche A Loan, a Tranche B Loan or a Tranche C Loan, or when used in reference to any Commitment, refers to whether such Commitment is a Tranche A Commitment, a Tranche B Commitment or a Tranche C Commitment, in each case, under this Agreement of which such Loan or Commitment shall be a part.

“Tranche A Commitment” means, with respect to any Tranche A Lender, the commitment of such Tranche A Lender to make Tranche A Loans expressed as an amount representing the maximum aggregate amount of such Tranche A Lender’s Credit Exposure hereunder in respect of Tranche A Loans, as such commitment may (x) be reduced from time to time pursuant to Section 2.05, and (y) be increased or reduced from time to time pursuant to assignments by or to such Tranche A Lender pursuant to Section 8.04.  The initial amount of each Tranche A Lender’s Tranche A Commitment is set forth on Schedule 2.01 Part (a), or in the Assignment and Assumption pursuant to which such Tranche A Lender shall have assumed its Tranche A Commitment, as applicable.  The initial aggregate amount of the Tranche A Lenders’ Tranche A Commitments is US$130,000,000.

“Tranche A Effective Date” means the Business Day on which Tranche A Loans are made in accordance with this Agreement following expiration of the 2013 Debt Tender Offer, which in any event will be no later than the second Business Day after expiration of the 2013 Debt Tender Offer.

“Tranche A Lenders” means the Persons listed on Schedule 2.01 Part (a) (and any successor of any such Person) and any other Person that shall have become a party hereto as a Tranche A Lender pursuant to an Assignment and Assumption (and any successor of any such Person), other than any such Person that ceases to be a party as a Tranche A Lender hereto pursuant to an Assignment and Assumption.

“Tranche A Loan” means a Loan made pursuant to Section 2.01(a).

“Tranche A Maturity Date” means March 15, 2013, and if such date is not a Business Day, then the next succeeding Business Day.

“Tranche A Subsidiary Guarantor” means CME NV, CME BV and any other Subsidiary of the Parent that guarantees the 2013 Notes.

“Tranche B Commitment” means, with respect to any Tranche B Lender, the commitment of such Tranche B Lender to make Tranche B Loans, expressed as an amount representing the maximum aggregate amount of such Tranche B Lender’s Credit Exposure hereunder, as such commitment may (x) be reduced from time to time pursuant to Section 2.05, and (y) be increased or reduced from time to time pursuant to assignments by or to such Tranche B Lender pursuant to Section 8.04.  The initial amount of each Tranche B Lender’s Tranche B Commitment is set forth on Schedule 2.01 Part (b), or in the Assignment and Assumption pursuant to which such Tranche B Lender shall have assumed its Tranche B Commitment, as applicable.  The aggregate amount of the Tranche B Lenders’ Tranche B Commitments is equal to the amount of securities accepted for purchase pursuant to the 2014 Notes Tender Offer and purchased by the Parent at the expiration of the 2014 Notes Tender Offer; provided that the Tranche B Commitments shall at no time exceed, when taken together with the Tranche C Commitments, US$170,000,000.

“Tranche B Effective Date” means the Business Day on which Tranche B Loans are made in accordance with this Agreement following expiration of the 2014 Debt Tender Offer, which in any event will be no later than the second Business Day after expiration of the 2014 Debt Tender Offer.

“Tranche B Lenders” means the Persons listed on Schedule 2.01 Part (b) (and any successor of any such Person), and any other Person that shall have become a party hereto as a Tranche B Lender pursuant to an Assignment and Assumption (and any successor of any such Person), other than any such Person that ceases to be a party hereto as a Tranche B Lender pursuant to an Assignment and Assumption.

“Tranche B Loan” means a Loan made pursuant to Section 2.01(b).

“Tranche B Maturity Date” means May 15, 2014, and if such date is not a Business Day, then the next succeeding Business Day.

“Tranche B Subsidiary Guarantor” means CME NV, CME BV and any other Subsidiary of the Parent that guarantees the 2014 Notes.

“Tranche C Commitment” means, with respect to any Tranche C Lender, the commitment of such Tranche C Lender to make Tranche C Loans, expressed as an amount representing the maximum aggregate amount of such Tranche C Lender’s Credit Exposure hereunder, as such commitment may (x) be reduced from time to time pursuant to Section 2.05, and (y) be increased or reduced from time to time pursuant to assignments by or to such Tranche C Lender pursuant to Section 8.04.  The initial amount of each Tranche C Lender’s Tranche C Commitment is set forth on Schedule 2.01 Part (c), or in the Assignment and Assumption pursuant to which such Tranche C Lender shall have assumed its Tranche C Commitment, as applicable.  The aggregate amount of the Tranche C Lenders’ Tranche C Commitments is equal to the amount of securities accepted for purchase pursuant to the 2016 Notes Tender Offer and purchased by the Parent at the expiration of the 2016 Notes Tender Offer; provided that the Tranche C Commitments shall at no time exceed, when taken together with the Tranche B Commitments, US$170,000,000.

“Tranche C Effective Date” means the Business Day on which Tranche C Loans are made in accordance with this Agreement following expiration of the 2016 Debt Tender Offer, which in any event will be no later than the second Business Day after expiration of the 2016 Debt Tender Offer.

“Tranche C Lenders” means the Persons listed on Schedule 2.01 Part (c) (and any successor of any such Person), and any other Person that shall have become a party hereto as a Tranche C Lender pursuant to an Assignment and Assumption (and any successor of any such Person), other than any such Person that ceases to be a party hereto as a Tranche C Lender pursuant to an Assignment and Assumption.

“Tranche C Loan” means a Loan made pursuant to Section 2.01(c).

“Tranche C Maturity Date” means September 15, 2016, and if such date is not a Business Day, then the next succeeding Business Day.

“Tranche C Subsidiary Guarantor” means CME NV, CME BV and any other Subsidiary of the Parent that guarantees the 2016 Notes.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the borrowing of Loans.

“TWMH” means Time Warner Media Holdings B.V., a besloten vennootschap met beperkte aansprakelijkheid, or private limited company, organized under the laws of the Netherlands.

“VAT” means any value added Tax as provided for in Directive 2006/112/EC of the Council of the European Union and any other Tax of a similar nature in any jurisdiction.

Section 1.02         Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) except as provided in this Agreement, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and, unless the context requires otherwise, shall include without limitation (x) any applicable foreign statute, law (including any rules or regulations promulgated under any such statue or law), regulation, treaty, rule, official directive, request or guideline of any foreign national, state, local, municipal, or other governmental, fiscal, monetary or regulatory body, agency, department or regulatory, self-regulatory or other authority or organization, whether or not having the force of law (but if not having the force of law, one which applies generally to the class or category of financial institutions of which any Lender or the Administrative Agent forms a part and compliance with which is in accordance with the general practice of those financial institutions) and (y) any applicable decision of any competent court or other judicial body, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) as used herein, the obligation of any Loan Party under this Agreement or any other Loan Document in respect of interest accruing under this Agreement or the other Loan Documents shall be deemed to include without limitation any interest accruing during the pendency of, or after the filing of any petition in respect of, any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowable or allowed in such proceeding.

Section 1.03        Resolution of Drafting Ambiguities.  Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

Section 2.01        Commitments.  Subject to the terms and conditions set forth herein, (a) each Tranche A Lender agrees to make Tranche A Loans (denominated in Dollars) to the Borrower in a single drawing on the Tranche A Effective Date in an aggregate principal amount equal to such Tranche A Lender’s Tranche A Commitment, (b) each Tranche B Lender agrees to make Tranche B  Loans (denominated in Dollars) to the Borrower in a single drawing on the Tranche B Effective Date in an aggregate principal amount equal to such Tranche B Lender’s Tranche B Commitment and (c) each Tranche C Lender agrees to make Tranche C  Loans (denominated in Dollars) to the Borrower in a single drawing on the Tranche C Effective Date in an aggregate principal amount equal to such Tranche C Lender’s Tranche C Commitment.  Amounts paid or prepaid in respect of Term Loans may not be reborrowed.  Each Lender’s Commitment as to any Tranche shall terminate immediately and without further action on the applicable Effective Date after giving effect to the funding of such Lender’s Commitment and in any event at 5:00 p.m. New York City, New York time on the Outside Date.

Section 2.02        Loans.  Each Loan shall be made by the applicable Lenders under the applicable Tranche ratably in accordance with their respective Commitments for Loans in respect of such Tranche.

Section 2.03        Requests for Loans.  To request a Loan, the Borrower shall notify the Administrative Agent of such request in writing not later than 12:00 noon, New York City time, two Business Days (or such shorter period as may be agreed to by the Administrative Agent) before the date of the proposed Loan and deliver a Borrowing Request in respect of such proposed borrowing.  Each Borrowing Request shall be delivered by hand delivery, fax or emailed pdf of the Borrowing Request and shall be signed by the Borrower.  Each Borrowing Request shall be irrevocable and be binding on the Borrower and shall specify the following information:

(i)          the Tranche or Tranches;

(ii)         the aggregate principal amount of the requested Loan (which amount shall not exceed, as to any Tranche, the purchase price (exclusive, in any event, of accrued interest) of the 2013 Notes, the 2014 Notes or the 2016 Notes being purchased with the proceeds of the Loan);

(iii)        the date of such Loan, which shall be a Business Day;

(iv)        that the conditions set forth in Section 4.01 have been satisfied in full as of the date of the Borrowing Request; and

(v)         the location and number of the Borrower’s account to which funds are to be disbursed.

Section 2.04         Funding of Loans.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars by 10:00 a.m., New York City time, to an account designated by the Borrower in the Borrowing Request.

Section 2.05         Termination and Reduction of Commitments.

(a)           Unless previously terminated, all Commitments hereunder shall automatically terminate after giving effect to the funding of each Lender’s Commitment and in any event at 5:00 p.m. New York City, New York time on the Outside Date.

(b)           Each of the Tranche A Commitment, the Tranche B Commitment and the Tranche C Commitment shall be reduced automatically on the date that is two (2) Business Days after the expiration of the 2013 Debt Tender Offer (and prior to the Tranche A Effective Date), the 2014 Debt Tender Offer (and prior to the Tranche B Effective Date) and the 2016 Debt Tender Offer (and prior to the Tranche C Effective Date), respectively, by (i) the amount of cash proceeds of any equity of Parent sold to the Equity Purchaser pursuant to the exercise of its pre-emptive rights in connection with any exchange of equity of the Parent for Indebtedness of the Parent and in connection with the increase of the Equity Purchaser’s pro-rata ownership interest in the Parent to 40% that occurs on or prior to the Tranche A Effective Date, Tranche B Effective Date or Tranche C Effective Date, as applicable, and (ii) the amount of cash proceeds of any equity of Parent sold to RSL Capital LLC, a New York limited liability company, that occurs on or prior to the Tranche A Effective Date, Tranche B Effective Date or Tranche C Effective Date, as applicable.

(c)           The Parent may also at any time prior to the Last Effective Date reduce in whole or in part the Commitments.  The Parent shall notify the Administrative Agent of any election to terminate or partially reduce any Commitment under this Section 2.05(c) at least three Business Days prior to any such termination or reduction.  Each notice delivered by the Parent pursuant to this Section shall specify the applicable Commitment to be terminated or reduced and shall be irrevocable; provided that a notice of termination of such Commitment delivered by the Parent may state that such notice is conditioned upon the effectiveness of another event, in which case such notice may be revoked by the Parent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)           Each Commitment reduction under this Section 2.05 shall be treated (i) first, as a reduction of the Tranche C Commitments hereunder until the amount of such Tranche C Commitments is equal to zero, (ii) second, as a reduction of the Tranche B Commitments hereunder until the amount of such Tranche B Commitments is equal to zero and (iii) third, as a reduction of the Tranche A Commitments. Any termination or reduction of any Commitment shall be permanent.

Section 2.06         Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay to the Administrative Agent for the ratable account of each applicable Lender under the applicable Tranche, the then unpaid principal amount of (i) the Tranche A Loans made to it (and all accrued and unpaid interest thereon) on the Tranche A Maturity Date, (ii) the Tranche B Loans made to it (and all accrued and unpaid interest thereon) on the Tranche B Maturity Date and (iii) the Tranche C Loans made to it (and all accrued and unpaid interest thereon) on the Tranche C Maturity Date.  All payments or repayments of Loans made pursuant to this Section 2.06(a) shall be made in Dollars.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and the Tranche applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender and substantially in the form of with respect to Loans, in the form of loan note attached hereto as Exhibit C (each such note, a “Term Loan Note”).  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.07        Prepayment of Loans.

(a)           The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)           The Borrower shall notify the Administrative Agent in writing of the proposed date and the principal amount of any prepayment hereunder not later than 11:00 a.m., New York City time, at least one Business Day prior to the date of prepayment.  Each such notice shall be irrevocable and shall specify the manner of prepayment (including in accordance with Section 2.5(c) of the Equity Purchase Agreement), the prepayment date and the principal amount of each Loan or portion thereof to be prepaid; provided that any such notice of prepayment may be conditioned upon the effectiveness of other credit facilities or another event.  Promptly following receipt of any such notice relating to a Loan, the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment of a Loan shall be applied (i) first, towards a reduction of the principal amount of the Tranche C Loans until repaid in full, (ii) second, towards a reduction of the principal amount of the Tranche B Loans until repaid in full and (iii) third, towards a reduction in the principal amount of the Tranche A Loans.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.08.

Section 2.08        Interest.

(a)           Subject to Section 2.08(b), the Borrower shall pay interest semi-annually in arrears on the unpaid principal amount of each Loan owing by the Borrower to the Lenders from the date of such Loan until such principal amount shall be paid in full at a rate per annum equal to:

(i)           with respect to the Tranche A Loans, (x) 3.50% per annum during the period commencing on the Tranche A Effective Date and ending on the date that is 180 days following the Tranche A Effective Date; provided that if the entire Net Cash Proceeds during such period are not received by the Administrative Agent within two Business Days after receipt to repay the Loans in accordance with Section 2.07 (measured each time upon the closing of such Equity Offering during such period), the interest rate shall instead be 15.00% per annum for the period beginning on such second Business Day after the closing of such Equity Offering through the end of such period, and (y) at all times from the later to occur of (i) the first day following the date that is 180 days following the Tranche A Effective Date, or (ii) in the event of exercise of the “Company Option” on or prior to the date that is 180 days following the Tranche A Effective Date, the applicable “Company Option Closing Date” (in each case, as defined in the Equity Purchase Agreement), through the repayment of the Tranche A Loans, 9.00% per annum so long as the outstanding principal amount of the Loans is equal to or less than $50,000,000 and 15.00% per annum so long as the outstanding principal amount of the Loans exceeds $50,000,000;

(ii)          with respect to the Tranche B Loans, (x) six month EURIBOR plus 1.625% per annum during the period commencing on the Tranche B Effective Date and ending on the date that is 180 days following the Tranche B Effective Date; provided that if the entire Net Cash Proceeds during such period are not received by the Administrative Agent within two Business Days after receipt to repay the Loans in accordance with Section 2.07 (measured each time upon the closing of such Equity Offering during such period), the interest rate shall instead be 20.00% per annum for the period beginning on such second Business Day after the closing of such Equity Offering through the end of such period, and (y) at all times from the later to occur of (i) the first day following the date that is 180 days following the Tranche B Effective Date, or (ii) in the event of exercise of the “Company Option” on or prior to the date that is 180 days following the Tranche B Effective Date, the applicable “Company Option Closing Date” (in each case, as defined in the Equity Purchase Agreement), through the repayment of the Tranche B Loans, 12.00% per annum so long as the outstanding principal amount of the Loans is equal to or less than $50,000,000 and 20.00% per annum so long as the outstanding principal amount of the Loans exceeds $50,000,000; and

(iii)          with respect to the Tranche C Loans, (x) 11.625% per annum during the period commencing on the Tranche C Effective Date and ending on the date that is 180 days following the Tranche C Effective Date; provided that if the entire Net Cash Proceeds during such period are not received by the Administrative Agent within two Business Days after receipt to repay the Loans in accordance with Section 2.07 (measured each time upon the closing of such Equity Offering during such period), the interest rate shall instead be 20.00% per annum for the period beginning on such second Business Day after the closing of such Equity Offering through the end of such period, and (y) at all times from the later to occur of (i) the first day following the date that is 180 days following the Tranche C Effective Date, or (ii) in the event of exercise of the “Company Option” on or prior to the date that is 180 days following the Tranche C Effective Date, the applicable “Company Option Closing Date” (in each case, as defined in the Equity Purchase Agreement), through the repayment of the Tranche C Loans, 15.00% per annum so long as the outstanding principal amount of the Loans is equal to or less than $50,000,000 and 20.00% per annum so long as the outstanding principal amount of the Loans exceeds $50,000,000.

(b)           Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate applicable to Loans as provided in paragraph (a) of this Section.

(c)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)           All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e)           All interest paid or payable pursuant to this Section shall be paid in immediately available funds in Dollars.

Section 2.09         Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)         impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the direct result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Parent will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.  A certificate of such Lender setting forth the amount or amounts necessary to compensate such Lender shall be delivered to the Parent and shall be conclusive absent manifest error.  Such Lender shall use commercially reasonable efforts to deliver such certificate promptly after such additional costs are incurred or reduction suffered.  The Parent shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof. Notwithstanding the foregoing, this Section 2.09(a) will not apply to any such increased costs or reductions resulting from Taxes, as to which Section 2.11 shall govern.

(b)           The Parent shall pay to any Lender, as long as such Lender or its holding company shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments, such additional costs or reduced rate of return (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs or reduced rate of return allocated to such Commitment or Loan by such Lender or its holding company (as determined by the Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan.

(c)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Parent shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Parent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.10        Illegality.  Notwithstanding any other provision of this Agreement, (a) if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender to perform its obligations hereunder or to fund any Loans or (b) if as a result of any merger, consolidation, amalgamation or acquisition by or of Parent or any Subsidiary with, into or of another Person it is or becomes unlawful due to group or company lending limitations for any Lender to perform its obligations hereunder or to fund any Loans, then (x) such Lender shall promptly notify the Parent upon becoming aware of that event and the Commitment of such Lender will be immediately cancelled and (y) the Borrower shall repay the Loans granted to it by such Lender, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement, on or before such date as shall be mandated by law as specified by such Lender in the notice delivered to the Borrower.

Section 2.11         Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes.  If any Loan Party shall be required to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Loan Document, if any, to a Recipient, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made, (ii) such Loan Party shall make such deductions for Indemnified Taxes and (iii) such Loan Party shall pay the full amount of Indemnified Taxes deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of paragraph (a) above, each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by Loan Parties.  Without duplication of Sections 2.11(a) or (b) above, the applicable Loan Party shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) paid by such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by the applicable Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Each Lender shall deliver such documentation prescribed by applicable law or reasonably requested by any Loan Party or the Administrative Agent as will enable such Loan Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding, deduction at source or information reporting requirements or as would be necessary for such Loan Party to obtain or apply for an authorization or exemption to make a payment hereunder without a Tax deduction or withholding (or at a reduced rate), including the provision of a residency certificate, if prescribed by law or reasonably requested by such Loan Party.  Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall not be required if  in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to Section 2.11(a)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)           Value Added Tax.

(i)           All consideration or other payments or amounts expressed to be payable under a Loan Document by any Loan Party to Recipient shall be deemed to be exclusive of any VAT.  If VAT is to be added under applicable law to any consideration or other payments or amounts to be paid by any Loan Party in connection with a Loan Document, that Loan Party shall pay to the applicable Recipient or the relevant tax authority, as the case may be (in addition to and at the same time as paying the consideration or other payments or amounts), an amount equal to the amount of the VAT and the applicable Recipient shall promptly provide an invoice complying with the applicable VAT invoicing regulations to the relevant Loan Party.

(ii)          Where a Loan Document requires any Loan Party to reimburse a Recipient for any costs or expenses, that Loan Party shall also at the same time pay and indemnify the applicable Recipient against all VAT incurred by such Recipient, in respect of the costs or expenses to the extent that neither such Recipient nor any other member of any group of which the Recipient is a member for VAT purposes is entitled to credit or repayment of or in respect of the VAT.

(iii)         Without duplication for Section 2.11(a), if any Loan Party shall be required to deduct VAT from or in respect of any sum payable hereunder or under any other Loan Documents, if any, to the Administrative Agent or any Lender, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11(g)) the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) such Loan Party shall make such deductions and (C) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with the applicable law.

(h)           Survival.  Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender.

Section 2.12         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.09, 2.10, 2.11 or 8.03 or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent in accordance with account instructions as provided to Parent from time to time by the Administrative Agent, except that payments pursuant to Sections 2.09, 2.10, 2.11 and 8.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under this Agreement shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender under any Tranche shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans under any Tranche resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans under such Tranche and accrued interest thereon than the proportion received by any other Lender under such Tranche, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans under such Tranche, of other Lenders under such Tranche to the extent necessary so that the benefit of all such payments shall be shared by the Lenders under such Tranche ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans under such Tranche; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of any of its Loans to any assignee, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to this subsection (c) may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders under the applicable Tranche severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that on the Signing Date and on each Effective Date:

Section 3.01        Organization; Powers; Authorization.  It (a) is validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and (if applicable) is in good standing in, every jurisdiction where such qualification is required, except in the case of (b) and (c) to the extent that failure to do so would not reasonably be expected to have a Borrowing Material Adverse Effect.  The Transactions are within the Borrower’s powers and have been duly authorized by all necessary corporate and, if required, shareholder action.

Section 3.02        Enforceability.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principals of equity and (iii) implied covenants of good faith and fair dealing.

Section 3.03        Approvals; No Conflicts.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by the Borrower of any Loan Document or any Equity Document to which it is a party, or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect. The execution, delivery and performance by the Borrower of the Loan Documents and the Equity Documents to which it is a party and the consummation of the transactions contemplated thereby (a) do not contravene (i) the Borrower’s organizational documents or (ii) any law applicable to the Borrower, in any material respect, and (b) will not violate or result in a default or require any consent or approval under any material indenture, agreement or other instrument binding upon the Borrower or its property or Subsidiaries (including, for the avoidance of doubt, the Incorporated Parent Indenture, the Incorporated Opco Indenture and the Incorporated Opco Credit Facility), or give rise to a right thereunder to require any payment to be made by the Borrower.

Section 3.04        No Borrowing Material Adverse Change.  Since December 31, 2011, there has been no event, change, circumstance or occurrence that individually or in the aggregate has had or would reasonably be expected to result in a Borrowing Material Adverse Effect.

Section 3.05        Litigation.  There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or to the knowledge of the Borrower threatened in writing against, the Borrower or any of its Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) that would reasonably be expected to have, individually or in the aggregate, a Borrowing Material Adverse Effect.

Section 3.06         Solvency.  The Borrower is, and immediately after giving effect to the Transactions (including the Loans hereunder) will be, together with its consolidated Subsidiaries, Solvent.

Section 3.07         Margin Securities.  The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States of America), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulations T, U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulations T, U or X.

Section 3.08         Pari Passu Ranking.  The Borrower’s payment obligations under this Agreement or any Guarantee rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

Section 3.09        No Filing or Stamp Tax.  Under the law of the Borrower’s jurisdiction of incorporation it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents (including the Transactions) (other than any such stamp, registration or similar tax that has been paid as of the Effective Date, to the extent referenced on Schedule 3.09).

Section 3.10         Representations and Warranties in the Equity Documents.  The representations and warranties contained in the Equity Documents applicable to the Loan Parties are true and correct on the date hereof.

ARTICLE IV

CONDITIONS

Section 4.01         Effective Date.  The obligations of the Lenders to make Loans on each Effective Date shall be subject to the prior or concurrent satisfaction or waiver of the conditions precedent set forth in this Section 4.01:

(a)           (i) All conditions to the completion of the applicable Debt Tender Offer shall have been satisfied with the exception of the “Financing Condition” as defined in the relevant offer to purchase the 2013 Notes, the 2014 Notes or the 2016 Notes as applicable, pursuant to the relevant Debt Tender Offer and (ii) the Borrower shall have accepted for payment all securities that it will purchase in accordance with the terms of the respective Debt Tender Offers.

(b)           The Administrative Agent shall have received evidence that the Equity Documents have been entered into on or before the Signing Date.

(c)           Such Effective Date shall (i) occur on a Business Day and (ii) have occurred on or before the Outside Date.

(d)           The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or email pdf transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and, if requested, the Administrative Agent shall have received for each Lender a Term Loan Note.

(e)           The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Signing Date) of (i) Dewey & LeBoeuf LLP, US counsel for Parent with respect to this Agreement and any Term Loan Note and (ii) Conyers, Dill & Pearman, Bermuda counsel for Parent with respect to this Agreement and any Term Loan Note, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(f)            The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to (i) the organization and existence in good standing of the Borrower, and (ii) the authorization of any relevant Transactions and any other legal matters relating to the Borrower, and this Agreement, all in form and substance reasonably satisfactory to the Administrative Agent.

(g)           The Administrative Agent shall have received a certificate of a Responsible Officer certifying that attached thereto is a true and complete copy of the Incorporated Parent Indentures, the Incorporated Opco Indenture and the Incorporated Opco Credit Facility, in each case as in effect on the Signing Date.

(h)           The Administrative Agent shall have received each Term Loan Note requested by a Lender pursuant to Section 2.06(e), each duly completed and executed by the Borrower.

(i)            The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or the managing board of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, any Term Loan Note and the other documents to be delivered hereunder.

(j)            The Administrative Agent shall have received a certificate, dated the Signing Date, and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (b), (k) and (l) of this Section 4.01, and if requested by the Administrative Agent, a certificate dated the relevant Effective Date, and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (a), (k) and (l) of this Section 4.01.

(k)           No Default or Event of Default shall have occurred and be continuing on such Effective Date.

(l)            Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document, as applicable, shall be true and correct on and as of the Signing Date or relevant Effective Date, as applicable, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date.

(m)           The Borrower shall have delivered a Borrowing Request in accordance with Section 2.03.

ARTICLE V

COVENANTS

From the Signing Date until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable hereunder shall have been paid in full the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

Section 5.01         Reserved.

Section 5.02        Notices of Material Events.  The Borrower will furnish (or cause to be furnished) to the Administrative Agent prompt written notice of (i) the occurrence of any Default or Event of Default, (ii) the occurrence of any “default” or “event of default” as such terms are defined in the definitive document applicable to any Material Indebtedness (including, without limitation, the Incorporated Parent Indentures, Incorporated Opco Indenture and Incorporated Opco Credit Facility), (iii) any material amendments or waivers to the definitive documentation applicable to any Material Indebtedness, including the 2016 Notes Indenture, the 2017 Notes Indenture and the Opco Credit Facility, and (iv) the consummation of any Equity Offering on or after the First Effective Date, which notice shall be provided, in each case, to the Administrative Agent and each Lender no later than two Business Days after the consummation thereof, specifying the entire Net Cash Proceeds thereof.  Each notice delivered under clauses (i) and (ii) of the preceding sentence of this Section 5.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the Default or Event of Default, in the case of clause (i), or other event, in the case of clause (ii), requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03        Use of Proceeds.  The proceeds of the Tranche A Loans will be used solely to purchase the 2013 Notes (other than any 2013 Notes owned by the Borrower or any of its Affiliates) pursuant to the 2013 Debt Tender Offer.  The proceeds of the Tranche B Loans will be used solely to purchase the 2014 Notes (other than any 2014 Notes owned by the Borrower or any of its Affiliates) pursuant to the 2014 Debt Tender Offer.  The proceeds of the Tranche C Loans will be used solely to purchase the 2016 Notes (other than any 2016 Notes owned by the Borrower or any of its Affiliates) pursuant to the 2016 Debt Tender Offer.  No part of the proceeds of any Loan will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulations T, U and X or (ii) to purchase any 2013 Notes, 2014 Notes or 2016 Notes owned by the Borrower or any of its Affiliates.

Section 5.04         Ratio Debt.  The Borrower will not, and the Borrower will not permit any of its Subsidiaries to, incur Indebtedness (as defined in the applicable Incorporated Parent Indenture or Incorporated Opco Indenture) by utilizing any Ratio Debt Basket.

Section 5.05         Incorporation of Covenants by Reference.

(a)           The Borrower shall comply with each of the following covenants applicable to it as if such covenants were set forth herein (including all rules of construction, exhibits, schedules and defined terms referred to in such covenants), in each case subject to the modifications set forth in Section 5.05(b) below, and the Borrower shall cause each of its Restricted Subsidiaries to comply with such covenants applicable to its Restricted Subsidiaries as if such covenants were set forth herein (including all rules of construction, exhibits, schedules and defined terms referred to in such covenants), in each case subject to the modifications set forth in Section 5.05(b) below (collectively and as so modified, the “Parent Indenture Covenants”): Sections 4.3 (Limitation on Indebtedness), 4.4 (Limitation on Restricted Payments), 4.5 (Corporate Existence), 4.6 (Limitation on Liens), 4.7 (Waiver of Stay, Extension or Usury Laws), 4.8 (Limitation on Restrictions on Distributions from Restricted Subsidiaries), Section 4.9 (Limitation on Sales of Assets and Subsidiary Stock), 4.10 (Limitation on Affiliate Transactions), 4.12 (Reports), 4.13 (Limitation on Lines of Business), 4.18 (Merger, Amalgamation and Consolidation), 4.20 (Limitations on Sale of Capital Stock of Restricted Subsidiaries), 4.21 (Limitation on Guarantees of the Issuer and Subsidiary Guarantor Indebtedness) and Article V (Successor Corporation) of the Incorporated Parent Indenture.

(b)           The Parent Indenture Covenants are hereby incorporated herein by reference as if set forth in full herein with the following changes and substitutions:

(i)          all references to “the Issuer” or “the Company” shall be deemed to be references to the Borrower hereunder; and all references to “Subsidiary Guarantors” shall be deemed to be references to the Subsidiary Guarantors hereunder;

(ii)         all references to “Subsidiary Guarantee” shall be deemed to be references to a Guarantee hereunder;

(iii)        all references to “Trustee” shall be deemed to be references the Administrative Agent hereunder; and all references to “the holders of the Notes”  and “Noteholders” shall be deemed to be references to the Lenders hereunder;

(iv)        all references to “Issue Date” shall be deemed to be references to the First Effective Date; provided that the references to “Issue Date” appearing in Section 4.4(a)(4)(c) shall retain their original meaning as defined in the Incorporated Parent Indenture;

(v)         all references to “Notes” shall be deemed to be references to the Loans; and all references to “Indenture” shall be deemed to be references to this Agreement as defined herein; provided that the reference to “Indenture” appearing in Section 4.4(b)(8) shall retain its original meaning as defined in the Incorporated Parent Indenture;

(vi)        all references to “Default” and “Event of Default” shall be deemed to be references to a Default and Event of Default, respectively, as defined in Article I hereof;

(vii)       all references to “Business Day” shall be deemed to be references to Business Day as defined in Article I hereof;

(viii)      all references to “Affiliate” shall be deemed to be references to Affiliate as defined in Article I hereof;

(ix)         the proviso appearing in Section 4.3(a) shall not be incorporated by reference but such provision will be incorporated as it appears in any other covenant (including all exhibits, schedules, and defined terms referred to in such covenants) for purposes of determining compliance with such covenants;

(x)          the clause contained in parentheses appearing in Section 4.3(b)(4)(b) is deleted in its entirety and shall be replaced by the following: “(other than the Indebtedness described in clauses (1), (2), (3), (6), (7), (8), (9), (10) and (11) of this Section 4.3(b))”;

(xi)         the following language shall be added to the end of Section 4.3(b)(3) as incorporated by this Section 5.05(b): “or future Guarantees of the 2016 Notes permitted by the 2016 Notes Indenture”;

(xii)        only clauses (1) and (2) of Section 4.9 shall be incorporated by reference;

(xiii)       the following language shall be added as a new clause (7) to Section 4.10(b): “(7) any transaction between or among (x) the Borrower and (y) the Administrative Agent and the Lenders or any of their respective Affiliates”;

(xiv)       the last paragraph in Section 4.12 shall not be incorporated by reference;

(xv)        references to “supplemental indenture” in Section 4.18 shall be replaced by the words “supplemental agreement”;

(xvi)       the words “in compliance with Section 4.9 hereof” in clause (2) of Section 4.20 as incorporated by this Section 5.05(b) shall be replaced with “in compliance with Section 4.9 of the 2016 Notes Indenture”;

(xvii)      the following language shall be added at the end of the last sentence of Section 4.21 as incorporated by this Section 5.05(b): “by executing a Guarantee substantially in the form of Exhibit A attached hereto”; and

(xviii)     Section 4.4(b)(1) and Section 4.4(b)(7) shall not be incorporated by reference; and the proceeds received by the Parent in connection with any Equity Offering after the Signing Date shall not be permitted to be used when computing amounts under Section 4.4(a)(4)(c)(ii), and such provision shall not be incorporated for such purposes.

(c)           The Borrower shall comply with each of the following covenants applicable to it as if such covenants were set forth herein (including all rules of construction, exhibits, schedules and defined terms referred to in such covenants), in each case subject to the modifications set forth in Section 5.05(d) below, and the Borrower shall cause each of its Restricted Subsidiaries to comply with such covenants applicable to its Restricted Subsidiaries as if such covenants were set forth herein (including all rules of construction, exhibits, schedules and defined terms referred to in such covenants), in each case subject to the modifications set forth in Section 5.05(d) below (collectively and as so modified, the “Opco Indenture Covenants”): Sections 4.3 (Limitation on Indebtedness), 4.4 (Limitation on Restricted Payments), 4.5 (Corporate Existence), 4.6 (Limitation on Liens), 4.7 (Waiver of Stay, Extension or Usury Laws), 4.8 (Limitation on Restrictions on Distributions from Restricted Subsidiaries), 4.9 (Limitation on Sales of Assets and Subsidiary Stock), 4.10 (Limitation on Affiliate Transactions), 4.12 (Reports), 4.13 (Limitation on Lines of Business), 4.14 (Restrictions on Business Activities of CET Group), 4.19 (Merger, Amalgamation and Consolidation), 4.21 (Limitations on Sale of Capital Stock of Restricted Subsidiaries) and 4.22 (Additional Guarantees) of the Incorporated Opco Indenture; provided, that the obligations of Opco in respect of Section 4.12 (Reports) of the Incorporated Opco Indenture may be performed by the Borrower.

(d)           The Opco Indenture Covenants are hereby incorporated herein by reference as if set forth in full herein with the following changes and substitutions:

(i)          all references to “CME” shall be deemed to be references to the Borrower hereunder; all references to “Issuer” shall be deemed to be references to Opco hereunder; all references to “CET Group” shall be deemed to be references to Opco and its Subsidiaries hereunder; all references to “Guarantor” and “Subsidiary Guarantors” shall be deemed to be references to the Subsidiary Guarantors hereunder; and all references to “CME Group” shall be deemed to be references to the Borrower and its Subsidiaries (other than Opco and its Subsidiaries) hereunder;

(ii)         all references to “Trustee” shall be deemed to be references to the Administrative Agent hereunder; and all references to “the holders of the Notes”  and “Noteholders” shall be deemed to be references to the Lenders hereunder;

(iii)        all references to “Issue Date” shall be deemed to be references to the First Effective Date;

(iv)        all references to “Notes” shall be deemed to be references to the Loans; and all references to “Indenture” shall be deemed to be references to this Agreement as defined herein;

(v)         all references to “Default” and “Event of Default” shall be deemed to be references to a Default and Event of Default, respectively, as defined in Article I hereof;

(vi)        all references to “the Revolving Credit Facility” shall be deemed to be references to the Opco Credit Facility as defined in Article I hereof;

(vii)       all references to “Business Day” shall be deemed to be references to Business Day as defined in Article I hereof;

(viii)      all references to “Affiliate” shall be deemed to be references to Affiliate as defined in Article I hereof;

(ix)         the proviso appearing in Section 4.3(a) shall not be incorporated by reference but such provision will be incorporated as it appears in any other covenant (including all exhibits, schedules, and defined terms referred to in such covenants) in which it appears for purposes of determining compliance with such covenants;

(x)          the reference to “(excluding any Additional Notes)” appearing in Section 4.3(b)(3) shall not be incorporated herein by reference; the following language shall be added to the end of Section 4.3(b)(3): “or future guarantees of the 2017 Notes permitted by the 2017 Notes Indenture”; the definition of “Guarantee” is changed by deleting the last sentence thereto and replacing it with the following: “Each Guarantee will be substantially in the form of Exhibit A attached hereto.”; and the reference to “Exhibit D” in Section 4.22 shall be deemed to be a reference to Exhibit A of this Agreement;

(xi)         the sentence appearing between parentheticals in Section 4.3(b)(4)(a) is deleted in its entirety and shall be replaced by the following: “(other than the Indebtedness described in clauses (1), (2), (3), (6), (7), (8), (9), (10) and (11) of this Section 4.3(b))”;

(xii)        only clauses (a)(1) and (a)(2) of Section 4.9 shall be incorporated by reference;

(xiii)       the following language shall be added as a new clause (7) to Section 4.10(b): “(7) any transaction between or among (x) the Borrower and (y) the Administrative Agent and the Lenders or any of their respective Affiliates”;

(xiv)       the last paragraph in Section 4.12 shall not be incorporated herein by reference;

(xv)        (A) all references to “supplemental indenture” in Section 4.19 shall be replaced by the words “supplemental agreement”, (B) all references to “Security Documents, the CET Group Intercreditor Agreement and the Existing Intercreditor Agreement” in Section 4.19 shall be deleted for purposes of this Agreement, and (C) clause (g)(1) and clause (g)(2) of Section 4.19 shall be deleted for purposes of this Agreement;

(xvi)       the words “in compliance with clauses (1) and (2) of Section 4.9” in clause (2) of Section 4.21 of the Incorporated Opco Indenture as incorporated by this Section 5.05(d) shall be replaced with “in compliance with clauses (1) and (2) of Section 4.9 of the Incorporated Opco Indenture”; and

(xvii)      Section 4.4(b)(1) and Section 4.4(b)(7) shall not be incorporated by reference; and the proceeds received by the Parent in connection with any Equity Offering after the Signing Date shall not be permitted to be used when computing amounts under Section 4.4(a)(4)(c)(ii), and such provision shall not be incorporated for such purposes.

(e)           The Borrower shall comply with each of the following covenants applicable to it as if such covenants were set forth herein (including all rules of construction, exhibits, schedules and defined terms referred to in such covenants), in each case subject to the modifications set forth in Section 5.05(f) below, and the Borrower shall cause each of its Subsidiaries to comply with such covenants applicable to its Subsidiaries as if such covenants were set forth herein (including all rules of construction, exhibits, schedules and defined terms referred to in such covenants), in each case subject to the modifications set forth in Section 5.05(f) below (collectively and as so modified, the “Opco Credit Facility Covenants”): Clauses 20.1 (Financial statements), 20.2 (Compliance Certificate), 20.3 (Requirements as to financial statements), 20.4 (Budget), 20.5 (Presentation), 20.6 (Year-end), 20.7(a), (b), (c), (d) and (f) (Information; miscellaneous), 20.8 (Information; distributions by the Group to the CME Group), 21 (Financial Covenants), 22.1 (Authorisations), 22.2 (Compliance with laws), 22.3 (Taxation), 22.4 (Merger), 22.5 (Change of business), 22.6 (Acquisitions), 22.7 (Joint Ventures), 22.8 (Pari passu ranking), 22.9 (Negative pledge), 22.10 (Disposals), 22.11 (Arm’s length basis), 22.12 (Loans or credit), 22.13 (No Guarantees or indemnities), 22.14 (Financial Indebtedness), 22.15 (Access), 22.16 (Intellectual Property), 22.17 (Amendments) and 22.21 (Baskets) of the Incorporated Opco Credit Facility; provided, that the obligations in respect of Clauses 20.2(a), 20.4, 20.7(a), (b), (c) and (f) and 22.17 of the Incorporated Opco Credit Facility may be performed by the Borrower.

(f)           The Opco Credit Facility Covenants are hereby incorporated herein by reference as if set forth in full herein with the following changes and substitutions:

(i)          all references to “Borrower” shall be deemed to be references to Opco hereunder; all references to “Parent” shall be deemed to be references to the Borrower hereunder; all references to “CME Group” shall be deemed to be references to the Borrower and its Subsidiaries (other than Opco and its Subsidiaries) hereunder; all references to “the Group” shall be deemed to be references to Opco and its Subsidiaries hereunder; and all references to “Obligor” shall be deemed to be references to any one of the Borrower, Opco or the Subsidiaries of the Borrower or Opco;

(ii)         all references to “Agent” shall be deemed to be references to the Administrative Agent hereunder; and all references to “Finance Parties” and “Lenders” shall be deemed to be references to the Lenders hereunder;

(iii)        all references to “Finance Documents” shall be deemed to be references to Loan Documents as defined in Article I hereof; all references to “the Notes Indenture” shall be deemed to be a reference to the 2017 Notes Indenture as defined in Article I hereof; and all references to “the Notes” shall be deemed to be references to the 2017 Notes as defined in Article I hereof;

(iv)        Clause (d) of the definition of “Material Adverse Effect” shall not be incorporated by reference;

(v)         all references to “Default” and “Event of Default” shall be deemed to be references to a Default and Event of Default, respectively, as defined in Article I hereof;

(vi)        all references to “Business Day” shall be deemed to be references to Business Day as defined in Article I hereof;

(vii)       all references to “this Agreement” shall be deemed to be references to this Agreement as defined herein; provided that the reference to “this Agreement” in paragraphs (c)(i) and (c)(iii) of the definition of “Debt Service and Inter-Group Flows” in Clause 21.1 shall in each case retain its original meaning as defined in the Incorporated Opco Credit Facility;

(viii)      with respect to any financial period, to the extent that any information that would otherwise be required to be delivered to the Administrative Agent in accordance with Clause 20.1 (Financial statements) is the same in all material respects as information previously delivered to the Administrative Agent in accordance with Section 4.12 (Reports) of the Opco Indenture Covenants, the requirements of Clause 20.1 shall be satisfied with respect to such financial period for all purposes of this Agreement by the prior delivery of the information in accordance with Section 4.12 (Reports) of the Opco Indenture Covenants;

(ix)         to the extent that any information is delivered to the Administrative Agent in accordance with Clause 20.1 (Financial statements), the reference to “31 December 2010” in Clause 20.1(a)(i) shall be deemed to be a reference to 31 December 2012; and the reference to “30 September 2010” shall be deemed to be a reference to 31 March 2012;

(x)          the words “under the Finance Documents” in clause (a) of the definition of “Permitted Transactions” of the Incorporated Opco Credit Facility as incorporated by this Section 5.05(f) shall be replaced with “under the Loan Documents or under the Finance Documents (as defined in Incorporated Opco Credit Facility), as applicable”; and the words “subject, in relation to any property or assets which are the subject of the Transaction Security, to the provisions of the Transaction Security Documents” in clause (e)(iii) of the definition of “Permitted Transactions” of the Incorporated Opco Credit Facility as incorporated by this Section 5.05(f) shall not be incorporated;

(xi)         each reference to “Agent” and “Finance Documents” in the definition of “Transaction Security Documents” of the Incorporated Opco Credit Facility as incorporated by this Section 5.05(f) shall be replaced with “Agent (as defined in the Incorporated Opco Credit Facility)” and “Finance Documents (as defined in the Incorporated Opco Credit Facility)”, respectively;

(xii)        the words “arising under the Finance Documents” in clause (a) of the definition of “Permitted Financial Indebtedness” of the Incorporated Opco Credit Facility as incorporated by this Section 5.05(f) shall be replaced with “arising under the Loan Documents and the Finance Documents (as defined in the Incorporated Opco Credit Facility)”;

(xiii)       the words “Clause 20.1 (Financial statements)” in paragraph (a)(ii) of Clause 22.3 of the Incorporated Opco Credit Facility as incorporated by this Section 5.05(f) shall be replaced with “Section 4.12 (Reports) of the Opco Indenture Covenants or Clause 20.1 of the Incorporated Opco Credit Facility, as applicable, in either case as such covenant is incorporated by Section 5.05(d) and Section 5.05(f), respectively, of this Agreement”;

(xiv)      the words “subject (in relation to any asset which is the subject of the Transaction Security) to the provisions of the Transaction Security Documents” in paragraphs (b)(i) and (b)(ii) of Clause 22.10 of the Incorporated Opco Credit Facility as incorporated by this Section 5.05(f), respectively, shall in each case not be incorporated;

(xv)       the words “where (if the existing shares of the relevant member of the Group are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms” of the definition of “Permitted Share Issue” of the Incorporated Opco Credit Facility as incorporated by this Section 5.05(f) shall not be incorporated;

(xvi)      the sentence appearing in clause (c) of the definition of “Permitted Loan” of the Incorporated Opco Credit Facility as incorporated by this Section 5.05(f) shall be replaced with “arising under any Inter-Group Loan (other than the CET Loan Agreement and the Markiza Loan Agreement)”;

(xvii)     the words “and the borrower or recipient of such Funding Loan shall be a Guarantor” contained in clause (e)(i) of the definition of “Permitted Loan” and clause (e)(ii) of the definition of “Permitted Loan”, in each case of the Incorporated Opco Credit Facility as incorporated by this Section 5.05(f), shall in each case not be incorporated;

(xviii)    the sentence appearing in paragraph (b)(iii) of Clause 22.11 of the Incorporated Opco Credit Facility as incorporated by this Section 5.05(f) shall be replaced with “fees, costs and expenses payable under the Finance Documents (as defined in the Incorporated Opco Credit Facility) in the amounts set out in the Finance Documents (as defined in the Incorporated Opco Credit Facility) delivered to the Agent (as defined in the Incorporated Opco Credit Facility) under Clause 4.1 of the Incorporated Opco Credit Facility or agreed by the Agent (as defined in the Incorporated Opco Credit Facility”;

(xix)       with respect to Clause 22.17 of the Incorporated Opco Credit Facility as incorporated by this Section 5.05(f): (1) the words “any Inter-Group Loan Agreement, the Notes Documents or” contained in paragraph (a) of Clause 22.17 shall not be incorporated; and (2) all references in such covenant to “Clause 4.1 (Initial conditions precedent)” shall be deemed to be references to “Section 4.01 (Effective Date)” of this Agreement; and

(xx)        paragraph (c)(i) of Clause 22.9 of the Incorporated Opco Credit Facility as incorporated by this Section 5.05(f) shall read “Permitted Security and Permitted Security (as defined in the Incorporated Opco Credit Facility, with all capitalized terms used in the definition of Permitted Security in the Incorporated Opco Credit Facility having the meanings ascribed to them in the Incorporated Opco Credit Facility).

(g)           Notwithstanding anything in this Section 5.05 to the contrary, (i) Indebtedness under the Loan Documents shall at all times be permitted under this Agreement and the Transactions hereunder shall not constitute a violation of any of the covenants incorporated herein by reference and (ii) cross references to sections, articles, and clauses within the covenants of the Incorporated Parent Indenture, Incorporated Opco Indenture and Incorporated Opco Credit Facility incorporated herein by reference shall be deemed to be references to the relevant sections, articles and clauses contained in such agreements, as applicable.

(h)           The Borrower agrees that all such covenants, agreements and other provisions so incorporated herein by reference shall survive any termination, cancellation, discharge or replacement of the Incorporated Parent Indenture, Incorporated Opco Indenture and Incorporated Opco Credit Facility.

Section 5.06        Guarantees.  The Borrower shall (i) cause each Subsidiary Guarantor to execute a Guarantee, and provide the Administrative Agent with such documents and certificates as the Administrative Agent may reasonably request relating to (i) the organization and existence of such Subsidiary Guarantor, and (ii) the authorization of the applicable Guarantee and any other legal matters relating to such Subsidiary Guarantor, all in form and substance reasonably satisfactory to the Administrative Agent, and (ii) provide written opinions (addressed to the Administrative Agent and the Lenders) of (A) Loyens & Loeff N.V., Netherlands counsel for CME BV and (B) Loyens & Loeff N.V., Curacao counsel for CME NV, with respect to the applicable Guarantee executed by such Subsidiary Guarantor, each in form and substance reasonably satisfactory to the Administrative Agent.  The Borrower shall use commercially reasonable efforts to cause the conditions in this Section 5.06 to be satisfied on or prior to the First Effective Date.  To the extent that the Borrower is unable to cause the conditions in this Section 5.06 to be satisfied on or prior to the First Effective Date, the Borrower shall cause the conditions set forth in this Section 5.06 to be satisfied as soon as practicable after such date, but in no event later than 10 days thereafter.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01        Events of Default.  If any of the following events (each an “Event of Default”) shall occur:

(a)           non-payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           non-payment of any interest on any Loan or other fee payable under the Loan Documents, within three (3) Business Days after the same shall become due and payable;

(c)           any representation or warranty made or deemed made by the Loan Parties in Article III hereof or in any other Loan Document, or in any amendment hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d)           the Loan Parties shall fail to observe or perform (i) any covenant, condition or agreement contained in Section 5.02(i), Section 5.02(iii), Section 5.02(iv), Section 5.03, Section 5.04 and Section 5.06, (ii) Section 4.18 of the Parent Indenture Covenants or Section 4.19 of the Opco Indenture Covenants, (iii) any Indenture Covenant (other than those referenced in clause (ii) above) and such failure shall continue unremedied for a period of 30 days after notice from the Administrative Agent or a Lender to the Borrower, (iv) Clause 21 or paragraph (b) of Clause 20.8 of the Opco Credit Facility Covenants, (v) Clauses 20.1, 20.2, 20.4 or paragraphs (a) or (c) of 20.8 of the Opco Credit Facility Covenants; provided that no Event of Default under this clause (v) will occur if the failure to comply is capable of remedy and is remedied within five Opco Credit Facility Business Days of the earlier of (A) the Administrative Agent or any Lender giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply and (vi) any Opco Credit Facility Covenant (other than those referenced in clauses (iv) and (v) above); provided that no Event of Default under this clause (vi) will occur if the failure to comply is capable of remedy and is remedied within twenty Opco Credit Facility Business Days of the earlier of (A) the Administrative Agent or any Lender giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply;

(e)           the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in this Agreement, including, without limitation, any covenant or agreement incorporated herein by reference pursuant to Section 5.05 (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or a Lender to the Borrower;

(f)           (i) an “event of default” shall occur under the 2013 Notes Indenture, the 2014 Notes Indenture or the 2015 Notes Indenture, in each case as such term is defined therein, (ii) the principal amount of any other Material Indebtedness is not paid at the maturity thereof (whether at stated maturity, acceleration or otherwise) or (iii) a default shall occur under any other Material Indebtedness which results in the acceleration of such other Material Indebtedness prior to the stated maturity thereof;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding-up, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (“Bankruptcy Law”) or (ii) the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator, compulsory manager or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 consecutive days or a final, not temporary or interim, unappealable order or decree approving or ordering any of the foregoing shall be entered;

(h)           the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, winding-up, reorganization or other relief under any Bankruptcy Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator, compulsory manager or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)           the Borrower or any Significant Subsidiary is unable or shall admit in writing its inability to pay its debts generally;

(j)           the Borrower or any of its Subsidiaries fails to satisfy any final and non-appealable judgment or arbitral award against it or its assets made by any competent court or tribunal to which it or its assets is or are subject, where the amount of relief from, and/or a liability (including, without limitation, any pre- and/or post-judgment interest but excluding any award in respect of costs or relevant proceedings) under such judgment or award, (i) of the Borrower and any of its Subsidiaries (other than Opco or its Subsidiaries) as a whole is at any one time in aggregate at least US$25,000,000 (or its equivalent in any currency) or (ii) of any one of Opco and its Subsidiaries is at any time in aggregate amount at least equal to the amount as set forth in paragraph (ii) of Clause 23.15 the Incorporated Opco Credit Facility;

(k)           a Change of Control shall occur; provided that such Change of Control shall not have been caused directly or indirectly by any action taken by Time Warner Inc. or any of its Affiliates;

(l)           this Agreement or any other Loan Document shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions or interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its financial obligation under this Agreement or any other Loan Document;

(m)           the Equity Purchase Agreement shall at any time prior to the last possible date that any purchase and sale of securities may be made under the terms of the Equity Purchase Agreement and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions or interpretation of any provision thereof); or

(n)           any of the 2013 Notes owned by the Borrower or any of its Affiliates fail to be delivered for cancellation without consideration within 3 Business Days after the Tranche A Effective Date in accordance with the 2013 Notes Indenture.

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the applicable Required Lenders shall, by notice to the Parent, take any of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents.

ARTICLE VII

THE ADMINISTRATIVE AGENT

Section 7.01        Appointment and Authority.  Each Lender hereby irrevocably appoints Time Warner Inc. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 7.02         Administrative Agent Individually.

(a)           The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.  Each Lender is aware that the Administrative Agent or its affiliates owns equity interests in the Borrower and, as an equity owner, may take or omit to take actions relating thereto or as a result of its equity ownership in its sole discretion.

Section 7.03        Duties of Administrative Agent; Exculpatory Provisions.

(a)           The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not be subject to any fiduciary or other implied duty, whether or not a Default or Event of Default has occurred or is continuing and shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.  The Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(b)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 or Article VI) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Default and such event or events.

(c)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)           Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 7.04        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and in the case of a Loan, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.03 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 7.06         Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Parent.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank or a trust company with an office in the United States of America, or an affiliate of such a bank or trust company; provided that if the Administrative Agent shall notify the Parent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each applicable Lender, directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph; provided further that so long as no such successor Administrative Agent shall have accepted such appointment the Parent shall have the right to appoint, at its own cost and expense, a successor Administrative Agent, which successor Administrative Agent shall be a commercial bank or a trust company with an office in the United States of America (an “Interim Administrative Agent”), which Interim Administrative Agent shall serve as Administrative Agent in all respects (with the rights, privileges and obligations thereof, including without limitation the right to resign (and appoint a successor) as set forth above in this Section 7.06) until such time as the Required Lenders appoint a successor thereto in accordance with the provisions described above in this Section 7.06).  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as a successor Administrative Agent or Interim Administrative Agent has been appointed as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 7.07         Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deep appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

ARTICLE VIII

MISCELLANEOUS

Section 8.01         Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service and, if sent by facsimile, to the extent transmitted by 3:00 pm (local time of recipient) on a Business Day, will be deemed to have been received on that Business Day, and if transmitted by facsimile after 3:00 pm (local time of the recipient) on a Business Day or any other day, then on the Business Day next following the day of transmittal (so long as for notices or other communications sent by facsimile, the transmitting facsimile machine records electronic conformation of the due transmission of the notice), at the following address or facsimile number, or at such other address or facsimile number as a party may designate to the other parties:

(i)        if to the Parent or any other Loan Party:

Central European Media Enterprises Ltd.
c/o CME Media Services Ltd.
Kříženeckého náměstí 1078/5
152 00 Prague 5 - Barrandov
Czech Republic
Telephone: + 420-242-465-573
Facsimile: + 420-242-464-483
Attention: Legal Counsel

with a copy to (which shall not constitute notice):

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Attention: Jeffrey A. Potash
Eric W. Blanchard
Christopher P. Peterson
Facsimile: (212) 259-6333

(ii)       if to the Administrative Agent: Time Warner Inc., to it at One Time Warner Center, New York, NY 10019, Attention Chief Financial Officer (Facsimile No. (212) 484-7175), with copies to its General Counsel (Facsimile No. (212) 484-7167) and its Treasurer (Facsimile No. (212) 484-7151); and

(iii)      if to any other Lender, to it at its address (or fax number) set forth in any Assignment and Assumption.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 8.02         Waivers; Amendments.

(a)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parent and the Required Lenders or by the Parent and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the relevant Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan under the applicable Tranche, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment without the written consent of each Lender affected thereby, (iv) change Section 2.07(b) or Section 2.12(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby or (v) change any of the provisions of this Section 8.02 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (or each Lender of such Tranche, as the case may be).

(b)           Notwithstanding the provisions set forth in Section 8.02(a) above, (i) the Parent’s consent shall not be required for (A) any amendment to this Agreement to incorporate usual and customary capital adequacy provisions or (B) amendments to Article VII of this Agreement, in each case that are necessary (as determined by the Required Lenders in good faith) to facilitate an assignment by a Lender otherwise permitted by this Agreement and so long as any such amendment does not create or result in the imposition of any obligation on the Borrower which is in any way more burdensome on the Borrower than as set forth herein and (ii) amendments to Section 8.18 shall not require the consent of any other parties other than Time Warner Inc. and the Borrower.

Section 8.03         Expenses; Indemnity; Damage Waiver.

(a)           The Loan Parties shall pay (i) all reasonable invoiced out-of-pocket expenses incurred by the Administrative Agent and the Lenders, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent and the Lenders, in connection with any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated thereby shall be consummated) and (ii) all out-of-pocket expenses invoiced to and incurred by the Administrative Agent and/or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent and the Lenders, in connection with the enforcement or protection of their rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           The Parent agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Administrative Agent and each Lender and each Related Party of any of the foregoing Persons (the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs, penalties, fees and expenses (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever for which any of them may become liable or which may be incurred by or asserted against any of the Indemnified Parties (other than claims and related damages, losses, liabilities, costs, penalties, fees and expenses made by the Administrative Agent or a Lender (or their respective  successors or assignees) against the Administrative Agent or any other Lender (or their respective successors or assignees), as applicable) arising out of, related to or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the execution or delivery of any Loan Document or any other document or instrument contemplated thereby, the performance by the Loan Parties of their respective obligations thereunder, or the consummation of the transactions contemplated thereby, (ii) any violation by the Borrower or any Subsidiary of the Borrower of any Environmental Law or any other law, rule, regulation or order, (iii) the actual or proposed use of the proceeds of any Loan, or (iv) any transaction in which any proceeds of any Loan are applied (EXCLUDING ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE SOUGHT TO BE RECOVERED BY ANY INDEMNIFIED PARTY TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE HAS BEEN DETERMINED BY A FINAL NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE SOLELY RESULTED BY REASON OF THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY.  IT IS THE INTENT OF THE PARTIES HERETO THAT EACH INDEMNIFIED PARTY SHALL, TO THE EXTENT PROVIDED IN THIS SECTION 8.03(b), BE INDEMNIFIED FOR ITS OWN ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.03(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated.

(c)           To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share computed on the Credit Exposure of such Lender to the Credit Exposure of all Lenders determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability, cost, penalty, fee or related expense, as the case may be, was incurred by or asserted against such Person in its respective capacity as such.

(d)           To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Party referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           All amounts due under this Section shall be payable not later than three Business Days after written demand therefor, such demand to be in reasonable detail setting forth the basis for and method of calculation of such amounts.

Section 8.04         Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby and each assignee and successor shall deliver the forms required to be delivered by a Lender pursuant to Section 2.11(e).  The Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.  No Lender may assign its Loans hereunder without the prior consent of the Borrower not to be unreasonably withheld; provided, that the Borrower’s consent shall not be required (i) for any assignments by Time Warner Inc. to any of its Affiliates (including, for the avoidance of doubt, TWMH) and (ii) at any time an Event of Default has occurred and is continuing at the time of such assignment.

(b)           The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption.  From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.09, 2.11 and 8.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Section 8.05        Survival.  All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.09 and 2.11, Article VII and Sections 8.03 and 8.12 shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 8.06        Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective on the Signing Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.07        Severability.  Any provision of this Agreement or the Loan Documents held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 8.08         Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any and all of the obligations of the Borrower or such Subsidiary Guarantor existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such obligations of the Borrower or such Subsidiary Guarantor may be owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.  Each Lender agrees to notify the Parent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.09         Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Loan Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or any Subsidiary Guarantor or any of their respective properties in the courts of any jurisdiction to enforce a judgment obtained in accordance with this Section.

(c)           Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01.  In addition, each Loan Party hereby irrevocably designates, appoints and empowers CT Corporation System, the principal office of which is 111 Eighth Avenue, New York, NY 10011 (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any kind and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document.  By executing this Agreement, CT Corporation System hereby irrevocably accepts such designation, appointment and agency, which shall remain in full force and effect until such time that a notice is delivered by CT Corporation System and each Loan Party to the Lenders (in form and substance reasonably satisfactory to the Lenders) stating that CT Corporation System will no longer be serving as Process Agent, at which time each Loan Party shall designate a replacement Process Agent satisfactory to the Lenders (and deliver the appropriate documentation in respect thereof as reasonably requested by the Lenders).  Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Person in care of the Process Agent at the Process Agent’s above address, and such Person hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, each Loan Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or such Person at its address specified in Section 8.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.10        Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.11         Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 8.12        Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and not to disclose or permit its disclosure to any Person, for a period of at least 1 year following the termination of this Agreement, except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by or legally obligated to disclose it pursuant to a request of any regulatory authority or Governmental Authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions no less restrictive than those of this Section, to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency, or (ii) the CUSIP Service Bureau or any similar organization, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received at any time prior to the Signing Date and afterwards from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the Signing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, and at least reasonable care.

Section 8.13        Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together (to the extent lawful) with interest thereon to the date of repayment, shall have been received by such Lender.

Section 8.14         No Waiver; Remedies.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies of the Administrative Agent and the Lenders provided in this Agreement are cumulative and not exclusive of any remedies that they would otherwise have.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

Section 8.15        USA Patriot Act Notice and “Know Your Customer” and OFAC Provisions.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.  L. 107-56 (signed into law October 26, 2003)) (the “Act”) and pursuant to other applicable “know your customer” and anti-money laundering rules and regulations, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 8.16        Judgment Currency.  a)  The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)           If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties covenant and agree to pay, or cause to be paid, either (i) such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date, or (ii) such amount, in the Obligation Currency, equal to the amount of the applicable judgment denominated in Judgment currency, converted to the Obligation Currency in accordance with the Judgment Currency Conversion Date.

(c)           For purposes of determining the rate of exchange for this Section 8.16, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 8.17         Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

Section 8.18         Loans as Consideration.  Nothing in this Agreement shall adversely affect the provisions of the Equity Purchase Agreement that permit the use of the Loans as consideration for the exercise of any rights under the Equity Purchase Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD, as Borrower

By:	/s/ David Sach
Name: David Sach
Title: Chief Financial Officer

[Signature Page to Term Loan Facilities Credit Agreement]

TIME WARNER INC., as Administrative Agent

By:	/s/ James E. Burtson
Name: James E. Burtson
Title: Senior Vice President

TIME WARNER INC., as Tranche A Lender, Tranche B Lender and Tranche C Lender

By:	/s/ James E. Burtson
Name: James E. Burtson
Title: Senior Vice President

[Signature Page to Term Loan Facilities Credit Agreement]